                                                             EXHIBIT 2 (g)(ii)


                     SOVEREIGN ADVISERS, INC. LETTERHEAD


                        INVESTMENT ADVISORY AGREEMENT

        This Agreement is made by and between SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC ("Client") and Sovereign Advisors, Inc., a North Carolina Corporation ("Advisor").

        1. APPOINTMENT OF ADVISOR. By execution of this Agreement and effective as of the effective date set forth in the attached Schedule of Fees, the Advisor accepts appointment as investment advisor for the Account and will supervise and direct investments of the Account subject to such limitations as the Client may communicate in writing to the Advisor from time to time. The Advisor, as agent and attorney in fact with respect to the Account, when it deems appropriate, without prior consultation with Client, may, (i) buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities of every kind and description, and (ii) place orders for the execution of such securities transactions with or through such brokers, dealers, or issuers as the Advisor may select. THE ADVISOR SHALL NOT ACT AS CUSTODIAN FOR THE ACCOUNT.

        2. ESTABLISHING ACCOUNT AND EFFECTING TRANSACTIONS. The Advisor shall have full and complete discretion to establish accounts and to execute transactions through one or more broker/dealers as The Advisor selects, unless the Client specifically directs otherwise by written notice. The Client understands and acknowledges that, as described in Advisor's Form ADV, Part II, the Advisor may take into consideration a number of factors in selecting broker/dealers to execute transactions in addition to execution and commission price, including research information and other services, consistent with all applicable Federal, State, NASD and exchange regulations and that Portfolio may be charged commissions on transactions which may be in excess of the amount of commissions another broker or dealer would have charged. The Client further understands and agrees that the Advisor may receive certain reimbursements and services (commonly referred to as "Soft Dollar Compensation") from brokers executing transactions for the Portfolio based upon, in whole or in part, the volume of commissions generated by transactions for the Portfolio. In addition, the Advisor is authorized and empowered to execute any and all agreements with broker/dealers on the Client's behalf. This authorization is a continuing one and shall remain in full force and effect until receipt from the
Client of a written notice of its revocation thereof.   Unless the Client
designates otherwise and subject to the limitations set forth herein, the Advisor may execute transactions through or with its affiliate company, Interstate/Johnson Lane ("IJL"). The Client grants to IJL the authority to effect agency cross transactions (whereby IJL acts as a broker) or principal transactions (whereby the Advisor directs IJL to sell securities to the Account from IJL's inventory or purchase securities from the Account for IJL's inventory), to the extent permitted by law. The Client's consent to "principal" transactions contained herein, can be revoked at any time by written notice to Sovereign Advisers.

        3. STANDARD OF CARE. It is agreed that the sole standard of care imposed upon the Advisor by this Agreement is to act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. While the Advisor will make a good faith effort to require brokers and dealers selected to effect Account transactions to perform their obligations, the Advisor shall not be responsible for any loss incurred by reason of any act or omission of any broker, dealer or custodian for the Account. In maintaining its records, The Advisor does not assume responsibility for the accuracy of information furnished by Client or any other party.




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        4.  INVESTMENT OBJECTIVES AND RESTRICTIONS.  Client has specified in
Schedule A the investment objectives and any specific investment restrictions which govern the Account. It will be the Client's responsibility to advise the Advisor of any changes or modifications in the investment objectives of the Account as well as any additional investment restrictions applicable thereto and to give the Advisor prompt written notice if Client deems any investments recommended or made for the Account to be in violation of such objectives or restrictions. Unless the Client notifies the Advisor in writing of specific restrictions, the investments recommended for, or made on behalf of the Account, shall be deemed not to be restricted under the current or future laws of any state or by virtue of the terms of any other contract or instrument purporting to bind the Client and the Advisor.

        5. PROCEDURES. The operational procedures which shall apply to the conduct of the Account are set forth in Schedule B and may be modified from time to time by the Advisor upon prior written notice to the Client.

        6. SERVICE TO OTHER CLIENTS. It is understood that the Advisor performs investment advisory services for various clients and that the Advisor may give advice and take action with respect to other clients which may differ from advice given to Client or the timing or nature of action taken with respect to the Account. The Advisor agrees, to the extent practicable, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients.

        7. FEES. The Advisor's compensation shall be calculated on the basis of the market value of all assets under management and shall be paid in accordance with the attached Schedule of Fees which may be amended by Advisor from time to time upon thirty (30) days written notice to the Client.

        8. TERMINATION. This Agreement may be terminated at any time upon thirty business days prior to written notice by either party. Fees will be prorated to date of termination and any unearned portion of prepaid fees will be refunded to the Client without penalty. The Client shall have the option to terminate this Agreement without penalty within five business days after the date of execution; provided, however, that any investment action taken by Advisor with respect to the Portfolio prior to the effective date of such termination shall be at the Client's risk.

        9. NOTICES. Unless otherwise specified herein, all notices and instructions with respect to security transactions or any other matters contemplated by this Agreement shall be deemed duly given when received in writing by the Advisor at the address first above written or when hand-delivered or deposited by first-class mail addressed to the Client at the address appearing below and to the Custodian at such address as it may specify to the Advisor in writing, or at such other address or addresses as shall be specified. The Advisor may rely upon any notice (written or oral) from any person reasonably believed by it to be genuine and authorized.

        10. REPRESENTATIONS BY CLIENTS. The Client represents and confirms that the employment of the Advisor is authorized by the governing documents relating to the Account and that the terms hereof do not violate any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, and, if the Client is a corporation or trust, that (a) this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon the Client in accordance with its terms, and (b) the Client will deliver to the Advisor such evidence of such authority as the Advisor may reasonably require, whether by way of a certified resolution or otherwise. The Client agrees to indemnify the Advisor and its affiliates and hold them harmless against any and all losses costs claims, and liabilities which any of them may suffer or incur arising out of a breach by the Client of its representations and warranties contained in this Agreement. The Client will deliver to the Advisor such evidence of the


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Client's authority to act as the Advisor may reasonably require, whether by way of certified resolution, trust agreement or otherwise.

        11. ARBITRATION. The Client hereby agrees that all disputes and controversies, which may arise between the Client and the Advisor, concerning any transaction or the construction, performance or breach of this or any agreement between the Client and the Advisor, whether entered into prior to, on, or subsequent to the date thereof, shall be determined by arbitration in Charlotte, North Carolina, in accordance with the securities rules of the American Arbitration Association. The Client acknowledges that a decision in any such proceeding shall be final and binding upon both parties, that the Client is waiving its rights to seek other remedies in court including any rights to a jury trial, that the panel of arbitrators will typically include persons who were or are affiliated with the securities industry, that the arbitration process, including discovery, is generally more limited than a court proceeding and that the arbitrators are not required in their decision to include factual findings or legal reasoning and any right to appeal or seek modification of the arbitrators' rulings is strictly limited.

        12. REPRESENTATIONS BY ADVISOR. By execution of this Agreement, the Advisor represents and confirms that it is registered as an investment advisor under the Investment Advisors Act of 1940 and that with respect to the performance of its duties hereunder with respect to the Account (if it is a qualified employee benefit plan) the Advisor is a "fiduciary" as that term is defined under the Employee Retirement Income Security Act of 1974.

        13. ACKNOWLEDGMENT-OF RECEIPT OF FORM ADV PART II. The Client hereby acknowledges that the Client has received and read a copy of Advisors Form ADV,
Part II required by Rule 204-3 of the Investment Advisers Act of 1940 and the Client understands that the effective date of this Agreement may not be earlier that 48 hours after the Client's receipt of the brochure.

        14. GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina.

Agreed and Accepted this    13th             Southeast Interactive
                         ---------           --------------------------------
day of June        19      95                (Client)  Technology Fund I, LLC
       ------------   ------------
                                             By:  /s/ David C. Blivin
                                             --------------------------------


in Charlotte, NC
  --------------------------------           --------------------------------
(City and State)

(City and State)

SOVEREIGN ADVISERS, INC.                     121 W. Trade Street, Suite 2350
                                             Charlotte, NC  28202

By /s/ Jeffry R. Hines                       Date   June 13, 1995
  --------------------------------               -----------------------------
  Authorized Officer

                                  SCHEDULE A

                    INVESTMENT OBJECTIVES AND RESTRICTIONS


1.  The investment objectives governing the Account are:
    to maximize current return with limited fluctuation in principle value in liquid fixed income securities.


2. Transactions for the Account shall be subject to the following specific restrictions and limitations (if none, state "none"):
    the account shall be invested primarily in securities backed by the U.S. Government and its agencies. No derivative securities will be permitted.


3. The foregoing investment objectives, restrictions and limitations shall govern the Account unless and until the Advisor receives written notice from the Client of any changes to or modifications of the foregoing.

                             Schedule B

                         Operational Procedures

1. All transactions will be consummated by payment to, or delivery by, the Client, or such other party as the Client may designate in writing (the "Custodian"), of all cash and/or securities due to or from the Account. THE ADVISOR SHALL NOT ACT AS CUSTODIAN FOR THE ACCOUNT, BUT MAY ISSUE SUCH INSTRUCTIONS TO THE CUSTODIAN AS MAY BE APPROPRIATE IN CONNECTION WITH THE SETTLEMENT OF TRANSACTIONS INITIATED BY THE ADVISOR PURSUANT TO
       SECTION 1 OF THE AGREEMENT. Instructions of the Advisor to the Client and/or the Custodian shall be made in writing sent by first-class mail or, at the option of the Advisor, orally and confirmed in writing as soon as practical thereafter, and the Advisor shall instruct all brokers and dealers executing orders on behalf of the account to forward to the Client and/or the Custodian copies of all confirmations promptly after execution of transactions.

2. The Advisor shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which the Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts for the account of any other client, if in the opinion of the Advisor, such transaction or investment appears unsuitable, impractical or undesirable for the Account.

3. ALLOCATION OF BROKERAGE. When the Advisor places orders for the execution of portfolio transactions for the Account, the Advisor may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in good faith judgment of the Advisor will be in the best interest of the Account, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities, reliability and quality, research and other brokerage services provided by such brokers or dealers and the value to clients of an ongoing relationship of the Advisor with such brokers and dealers) which are expected to enhance the general portfolio management capabilities of the Advisor, without having to demonstrate that such factors are of direct benefit to the Account. Consistent with the foregoing, the Advisor is not obligated to obtain the lowest possible commission rate so long as the difference in costs is reasonably justified by the quality of the services offered.

4. REPORTS TO ADVISOR. The Client will provide, or instruct the Custodian to provide, the Advisor with such periodic reports of the status of the Account as the Advisor may reasonably request, including written inventories of the Account investments at least monthly.

5. CONFIDENTIAL RELATIONSHIP. All information and advice furnished by either party to the other hereunder, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.

6. PROXIES. The Advisor will not be required to take any action or render any advice with respect to the voting of proxies solicited by or with respect to the issuers of securities in which assets of the Account may be invested from time to time.


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                                SCHEDULE C
                                -----------

                                  FEES
                                  -----



The amount of fees will be billed as follows:
          Time-weighted Assets Under Management      50 Basis Points Per Annum

The fee will be billed quarterly in arrears based upon the average-daily balance of the preceeding quarter. Any contributions or withdrawals during the quarter will be time weighted for billing purposes.